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                                                                    Exhibit 11.1
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
                        International Network Services
               Statement of Computation of Net Income Per Share
                     (in thousands, except per share data)

                                                                                        Three months ended
                                                                                           September 30
                                                                                     -------------------------
                                                                                        1996           1995
                                                                                        ----           ----

Weighted average common shares outstanding                                            13,066          8,394

Weighted average common equivalent shares from Mandatorily
  Redeemable Convertible Preferred Stock and warrants
  calculated using the if-converted and treasury stock methods                        14,787         16,798

Weighted average common equivalent shares from stock options
  and warrants calculated using the treasury stock method                                985          2,558

Common equivalent shares from common shares issued and stock options granted within twelve months of the initial public offering,
  included pursuant to Staff Accounting Bulletin No. 83                                2,286          2,634
                                                                                     ----------------------
Shares used to compute net income per share                                           31,124         30,384
                                                                                     ======================
Net income                                                                           $ 1,183        $   576

Net income per share                                                                 $  0.04        $  0.02
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